Exhibit 10.2

January 10, 2014

Bob Cooney

2917 Via Blanco

San Clemente, CA 92673

Re: Offer of Employment

Dear Bob:

NTN Buzztime, Inc. ("Buzztime") is pleased to offer you the position of Chief Operating Officer, reporting to Buzztime’s Chief Executive Officer. Your anticipated start date will be Tuesday, January 21, 2014 in which you will be working in a part-time capacity. You will transition to full-time employment on Tuesday, April 22, 2014. This offer and your employment relationship will be subject to the terms and conditions of this letter and the final approval of the Nominating and Corporate Governance/Compensation Committee of the Board of Directors.

Upon starting your employment in a part-time capacity, your salary will be $4,326.92 per pay period ($112,500.00 annualized). Upon your official date of transition to full-time employment (April 22, 2014), your base salary will be $8,653.85 per pay period ($225,000.00 annualized) during the first year of full-time employment. Commencing on the first anniversary of your start date of full-time employment (April 22, 2015), your base salary will increase to $9,615.38 per pay period ($250,000.00 annualized). All salaries have applicable withholdings, are paid bi-weekly and in accordance with Buzztime's normal payroll practices. Future adjustments in compensation, if any, will be made by Buzztime in its sole and absolute discretion. This position is exempt therefore you will not receive overtime pay if you work more than (8) hours in a workday or (40) hours in a workweek.

You will be eligible to participate in an incentive bonus plan (the “Incentive Plan") upon your transition to full-time status. The specifics of the Incentive Plan will be presented to you after approval of its terms by the Nominating and Corporate Governance/Compensation Committee of the Board of Directors. The intention of the Incentive Plan is to motivate you to focus on and maximize your efforts to achieve Buzztime's corporate goals.

Subject to Buzztime's Board of Directors' approval, on your start date you will be granted an incentive stock option (to the fullest extent allowed under current legal limitations) to purchase 750,000 shares of Buzztime's common stock in accordance with the NTN Buzztime, Inc. 2010 Performance Incentive Plan (the "Plan") and related option documents. Notwithstanding any terms of the Plan to the contrary, the exercise price of the stock option granted to you on your start date will be the closing price on the date you commence employment with the company. On the first anniversary of full-time employment (April 22, 2015), 25% of the total number of shares of common stock subject to this option will vest and the remaining 75% of the total number of shares will vest in 36 substantially equal monthly installments thereafter. Upon the first anniversary of your full-time employment, subject to continued employment on such date, you will be granted another incentive stock option (to the fullest extent allowed under current legal limitations) to purchase 500,000 shares of Buzztime's common stock in accordance with the Plan and related option documents. All options will vest over a period of four (4) years and expire at the end of ten (10) years from the date of grant in accordance with the terms of the Plan.

You will also be eligible for all benefits available to other full-time Buzztime employees, in accordance with Buzztime's benefit plan documents. Such benefits include participation in Buzztime's medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in Buzztime's 401(k) Program with enrollment occurring quarterly on 1/1, 4/1, 7/1 and 10/1. Buzztime reserves the right to change or eliminate these benefits on a prospective basis at any time.

If you accept our offer, your employment with Buzztime will be "at-will." This means your employment is not for any specific period of time and can be terminated by you or by Buzztime at any time, for any reason or no reason, without further obligation or liability. In addition, Buzztime reserves the right to modify your title, duties or reporting relationship to meet business needs and impose appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

While your accepted employment is at-will, you will receive continuation of your then current base salary for a period of three (3) months in the event of termination without “Cause” or for “Good Reason”.

•	As used herein, “Cause” shall mean, as reasonably determined by the Board of Directors, any of the following:
o	any act of personal dishonesty by you in connection with your responsibilities as an employee of Buzztime which is intended to result in substantial personal enrichment or is reasonably likely to result in harm to Buzztime,

o	you commit any act of fraud, embezzlement, dishonesty or other willful misconduct or you are convicted of a felony, which the Board reasonably believes has had or will have a detrimental effect on Buzztime’s reputation or business,
o	a willful act by you which constitutes misconduct and is materially injurious to Buzztime,
o	continued willful violations by you of your obligations to Buzztime after there has been delivered to you a written demand for performance from Buzztime which describes the basis for Buzztime’s belief that you have willfully violated your obligations to Buzztime.

•	As used herein, “Good Reason” shall mean the occurrence of any of the following events:
o	Resignation by you within 30 days of a material diminution, without your consent, in your responsibilities and duties or a substantial change in the core business of Buzztime instituted by a CEO not holding that position on the date of this letter (Good Reason shall not include a change in title or in reporting lines or the reassignment following a change of control to a position substantially similar to the position held prior to the change of control ); and
o	A material reduction, without your consent, in your then-current base salary, other than as part of reductions in compensation of other similarly situated employees.

This offer is contingent upon the following:

- Signing Buzztime's Ethics Policy (See enclosed);

- Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

- Satisfactory completion of a background investigation to include criminal, credit, education verification, employment verification and reference checks;

- Signing Buzztime's Arbitration Agreement;

- Signing Buzztime’s Proprietary Information and Inventions Agreement; and

- NSM’s signature of Acknowledgement.

This letter, including the Ethics Policy, the Arbitration Agreement and Proprietary Information and Inventions Agreement, constitutes the entire agreement between you and Buzztime relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Buzztime's Chief Executive Officer.

This offer will expire on January 23, 2014. To indicate your acceptance of Buzztime's offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Human Resources.

We hope your employment with Buzztime will prove mutually rewarding, and I look forward to having you join us.

Sincerely,

/s/ Jeff Berg

Jeff Berg
Interim Chief Executive Officer

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Buzztime is at-will, which means either you or Buzztime may terminate the employment relationship at any time with or without cause or advance notice.

Jan 23, 2014	/s/ Bob Cooney
Date	Bob Cooney